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                              Company Contact:    Dominick J. Valenzano
                                                  Chief Financial Officer
                                                  212-583-3355

From:     TRANS WORLD GAMING CORP.
          One Penn Plaza
          Suite 1503
          New York, NY 10119



           TRANS WORLD GAMING CORP. ANNOUNCES OPENING OF BOXER CASINO

                 -COMPANY BEGINS TRADING ON OTC BULLETIN BOARD -


     NEW YORK, NEW YORK, JUNE 26, 1997 - TRANS WORLD GAMING CORP. ("TWG") (OTC Bulletin Board; IBET, IBETW) today announced the opening of the Boxer Casino on Sunday, June 15, 1997, the first casino located in Ghandjya, Republic of Azerbaijan.

     The Company had previously announced that Tottenham & Co., a wholly owned subsidiary of Trans World Gaming, had signed a 20-year consulting agreement with the owner and operator of Boxer Casino. Under the terms of the contract, TWG provided the casino with the capital to renovate, purchase gaming equipment, fund the cash desk and train personnel. In return, TWG will receive 40% of the net operating profits until recovery of its initial investment and a reduced percentage rate thereafter.

     Commenting on the news, Andrew Tottenham, Chief Executive Officer of Trans World Gaming, stated, "The initial results from the Boxer Casino have exceeded our expectations and we look forward to a long and profitable venture in Ghandjya."

     The company further announced that effective June 25, 1997, the NASDAQ Stock Market determined to delist the company's common stock and warrants from the NASDAQ SmallCap Market. The company's shares and warrants will immediately begin trading on the OTC Bulletin Board. The NASDAQ listing and qualifications panel cited NASD Marketplace Rule 4330 which states that the company will be required to satisfy the initial inclusion requirements including a minimum bid price of $3.00 per share.


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     Tottenham stated, "The local option vote in Louisiana in November 1996 which resulted in an extraordinary write-off of $11.0 million for Trans World Gaming created a capital deficit of $3 million; as well, our bid price fell below $3.00 per share and as a result we do not meet the new listing requirements set by the NASDAQ. Although we are extremely disappointed with NASDAQ's decision, it does not change the fundamental strength of the company and does not hinder us as we aggressively pursue additional opportunities in the worldwide gaming arena."

     Trans World Gaming owns and operates two casinos featuring video poker in Louisiana and plans to specialize in small to medium casinos and gaming parlors in local venues worldwide. Through its subsidiary, Tottenham & Company, an international gaming consultancy, the company provides clients in the U.S. and abroad with assistance in corporate strategy development, mergers and acquisitions, feasibility studies, company/operational reviews, gaming policy guidance, casino development and executive search. The company maintains offices in New York and London.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


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